Exhibit 99.3

CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS

OF

ICZOOM GROUP INC.

(Adopted by the Board of Directors of ICZOOM Group Inc. (the “Company”) on August 16, 2021, effective upon the effectiveness of the Company’s registration statement on Form F-1 relating to the Company’s initial public offering)

A. PURPOSE

The purpose of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of the Company is to:

•	identify individuals qualified to become Board members;

•	recommend to the Board the persons to be nominated for election as directors at any meeting of stockholders and the persons (if any) to be elected by the Board to fill any vacancies on the Board;

•	recommend to the Board the directors to be appointed to each committee of the Board;

•	develop and recommend to the Board corporate governance guidelines applicable to the Company; and

•	oversee the evaluation of the Board.

B. STRUCTURE AND MEMBERSHIP

Composition:

The Committee shall be comprised of three (3) or more Directors including a Chair. Each Committee member shall meet the independence standards in accordance with applicable law, including the rules promulgated by the Nasdaq Listing Rules (“NASDAQ”) and the Securities and Exchange Commission (“SEC”).

Appointment and Removal

The Committee Chair and members of the Committee shall be appointed annually by the Board and shall serve until such member’s successor is duly elected or until such member’s earlier resignation or removal. A member of the Committee may be removed, with or without cause, by a majority vote of the Board.

Committee Chair

Unless a Chair is appointed by the Board, the Committee shall designate a Chair by a majority vote of the Committee. The Board may replace a Chair designated by the Committee at any time. The Chair will chair all regular sessions of the Committee and set the agendas for Committee meetings. In the absence of the Chair, the Committee shall select another member to preside.

Delegation to Subcommittees

The Committee may form subcommittees composed of one or more of its members for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority when the Committee deems appropriate and in the best interests of the Company, provided that such delegation is in compliance with the Company Constitution and applicable law.

C. AUTHORITY AND RESPONSIBILITIES GENERAL

The Nominating and Corporate Governance Committee shall discharge its responsibilities, and shall assess the information provided to it by the Company’s management and others, in accordance with its business judgment.

General

The Nominating and Corporate Governance Committee shall discharge its responsibilities, and shall assess the information provided to it by the Company’s management and others, in accordance with its business judgment.

Board and Committee Membership

1. Selection of Director Nominees. Except where the Company is legally required by contract, bylaw or otherwise to provide third parties with the right to nominate directors, the Nominating and Corporate Governance Committee shall be responsible for (i) identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and (ii) recommending to the Board the nominees for election as directors at any meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board. In making such recommendations, the Committee shall consider candidates proposed by stockholders. The Committee shall review and evaluate information available to the Committee regarding candidates proposed by stockholders and shall apply the same criteria, and shall follow substantially the same process in considering them, as it does in considering other candidates.

2. Criteria for Selecting Directors. The criteria to be used by the Nominating and Corporate Governance Committee in recommending directors and by the Board in nominating directors are as set forth in the Company’s Corporate Governance Guidelines. The Committee shall be responsible for reviewing with the Board, on an annual basis, the requisite skills and criteria for new Board members as well as the composition of the Board as a whole. The Committee shall adopt, and periodically review and revise as it deems appropriate, procedures regarding director candidates proposed by stockholders.

3. Search Firms. The Nominating and Corporate Governance Committee shall have the authority to retain and terminate any search firm to be used to identify director nominees, including authority to approve the search firm’s fees and other retention terms. The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of any search firm engaged by the Committee.

4. Selection of Committee Members. The Nominating and Corporate Governance Committee shall be responsible for recommending to the Board the directors to be appointed to each committee of the Board.

Corporate Governance

5. Corporate Governance Guidelines. The Nominating and Corporate Governance Committee shall develop and recommend to the Board a set of Corporate Governance Guidelines applicable to the Company. The Committee shall, from time to time as it deems appropriate, review and reassess the adequacy of such Corporate Governance Guidelines and recommend any proposed changes to the Board for approval.

6. Code of Business Conduct and Ethics. The Nominating and Corporate Governance Committee shall coordinate the Board’s oversight of the Company’s code of business conduct and ethics.

7. Related Person Transactions. The Nominating and Corporate Governance Committee shall review the Company’s policies and procedures for reviewing and approving or ratifying “related person transactions” (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K), including the Company’s Related Person Transaction Policy, and recommend any changes to the Board. In accordance with the Company’s Related Person Transaction Policy and Nasdaq rules, the Nominating and Corporate Governance Committee shall conduct appropriate review and oversight of all related person transactions for potential conflict of interest situations on an ongoing basis.

8. Board Leadership Structure. The Nominating and Corporate Governance Committee shall periodically review and consult with the Board the Board’s leadership structure to assess whether it is appropriate given the specific characteristics and circumstances of the Company.

Evaluation of the Board; Succession Planning

9. Evaluation of the Board. The Nominating and Corporate Governance Committee shall be responsible for overseeing an annual evaluation of the Board to determine whether it and its committees are functioning effectively. The evaluation shall consist of an evaluation of the Board and its committees, as well as of individual Board members by other directors. The Committee shall determine the nature of the evaluation and supervise the conduct of the evaluation. The Nominating and Corporate Governance Committee shall report its results to the full Board.

10. Succession of Senior Executives. The Nominating and Corporate Governance Committee shall oversee a periodic review by the Board of succession planning for executive officers, and any other Senior Vice President reporting to the Chief Executive Officer, which shall include transitional leadership in the event of an unplanned vacancy. The entire Board shall assist the Nominating and Corporate Governance Committee with evaluating potential successors to the Chief Executive Officer. The Chief Executive Officer should periodically report and at all times make available his or her recommendations and evaluations of potential senior executive successors, along with a review of any development plans recommended for such individuals.

11. Additional Duties. The Nominating and Corporate Governance Committee shall have such other duties as may be delegated from time to time by the Board.

D. PROCEDURES AND ADMINISTRATION

1. Meetings. The Nominating and Corporate Governance Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Committee may also act by unanimous written consent in lieu of a meeting. The Committee shall keep such records of its meetings as it shall deem appropriate.

2. Subcommittees. The Nominating and Corporate Governance Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances.

3. Reports to the Board. The Nominating and Corporate Governance Committee shall report regularly to the Board.

4. Charter. The Nominating and Corporate Governance Committee shall, from time to time as it deems appropriate, review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

5. Independent Advisors. The Nominating and Corporate Governance Committee shall have the authority to engage such independent legal and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Committee.

6. Investigations. The Nominating and Corporate Governance Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Committee or any advisors engaged by the Committee.

7. Self-Evaluation. The Nominating and Corporate Governance Committee shall periodically evaluate its own performance.